Exhibit 10.2

CONFIDENTIAL

EIGER BIOPHARMACEUTICALS, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of April 20, 2016 (the “Execution Date”) by and between Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), and Bristol-Myers Squibb Company, a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor have entered into a License Agreement effective as of April 20, 2016 (the “License Agreement”); and

WHEREAS, in connection with the License Agreement, the Company shall issue to the Buyer shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in such amount and upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1 Sale of Shares. Subject to the terms and conditions hereof, in consideration for the license granted by the Buyer to the Company under the License Agreement and the other transactions contemplated thereby, the Company will issue to the Investor at the Closing the number of shares of Common Stock (the “Shares”) calculated by dividing Three Million United States Dollars ($3,000,000.00) (the “Aggregate Purchase Price”) by a price per share equal to the volume weighted average price of common stock of the Company for the ten (10) Trading Days on the NASDAQ Stock Market ending on April 12, 2016. For purposes of this Agreement, “Trading Day” means any day on which the Common Stock is traded on Nasdaq, or, if Nasdaq is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time). Based on the above formula, the Company will issue to the Investor at the Closing 157,587 shares of Common Stock at a purchase price of $19.04 per share.

1.2 Closing. The issuance of the Shares contemplated by Section 1.1 shall take place at a closing (the “Closing”) to be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304, immediately following the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5 hereof (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions). At the Closing, the Company will deliver or cause to be delivered to the Investor a certificate or certificates representing the Shares being issued to the Investor pursuant to Section 1.1.

SECTION 2

Representations and Warranties of the Company

Except as set forth on the Schedule of Exceptions delivered by the Company to the Investor on the date hereof, the Company hereby represents and warrants the following as of the date hereof and as of the Closing. For purposes of these representations and warranties (other than those set forth in Sections 2.2, 2.4 and 2.5) the term “Company” includes any subsidiaries of the Company.

2.1 Organization and Good Standing and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it. The Company is duly qualified to do business as a foreign corporation in California and is in good standing under the laws of such State. The Company is not required to be qualified to do business as a foreign corporation in any other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company (a “Company Material Adverse Effect”). The Company has furnished to the Investor complete and accurate copies of its Certificate of Incorporation and Bylaws, each as amended to date and presently in effect. The Company has at all times complied with all provisions of its Certificate of Incorporation and Bylaws and is not in default under, or in violation of, any such provision.

2.2 Subsidiaries, Etc. Except as set forth on the Schedule of Exceptions, the Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

2.3 Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Shares), have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby (including the issuance of the Shares) and the compliance with the provisions of this Agreement by the Company will not (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (c) result in the imposition of any Security Interest upon any assets of the Company or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

2.4 Valid Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, has been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of all Security Interests other than restrictions on transfer imposed or created under this Agreement or by applicable securities laws, and will not be subject to preemptive rights, rights of first refusal, purchase options, call options, subscription rights or other similar rights of stockholders of the Company or any other Person. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity (as defined in Section 2.9) or other entity.

2.5 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 200,000,000 shares of Common Stock of which 6,942,061 shares are issued and outstanding and none are held in the treasury of the Company, and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(b) The Registration Statement (as defined in Section 2.18(d)(vi)) includes under the heading “Management Following the Merger–Employment Benefit Plans” a complete and accurate list, as of February 16, 2016: (i) all stock option plans and other stock or equity-related plans of the Company (the “Company Stock Plans”), indicating for each Company Stock Plan the number of shares of Common Stock issued to date under such Plan, the number of shares subject to outstanding options under such Plan and the number of shares reserved for future issuance under such Plan; (ii) all holders of outstanding options to purchase shares of Common Stock (“Company Stock Options”), indicating with respect to each Company Stock Option the Company Stock Plan under which it was granted, the number of shares of Common Stock subject to such Company Stock Option, the exercise price, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of warrants or other rights (other than Company Stock Options and convertible preferred stock) to purchase or acquire shares of capital stock of the Company (collectively, the “Company Warrants”), indicating with respect to each Company Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has furnished to the Investor complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Stock Options and all Company Warrants. All of the shares of capital stock of the Company subject to Company Stock Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(c) Except as set forth in the Schedule of Exceptions, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock, any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock, or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of the Company’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(d) Except as set forth in the Registration Statement and Schedule of Exceptions, there is no agreement, written or oral, between the Company and any holders of its securities, or, to the best of the Company’s knowledge, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting, of the capital stock of the Company.

(e) Except as otherwise contemplated by this Agreement, no Person has the right to (i) prohibit the Company from filing a Registration Statement or (ii) require the Company to register any securities for sale under the Securities Act by reason of the filing of a Registration Statement. The granting and performance of the registration rights under this Agreement will not violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party.

(f) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act and the Company has not received any notification that the United States Securities and Exchange Commission (the “SEC”) is contemplating terminating such registration. The Common Stock is listed on The Nasdaq Global Market, and there are no proceedings pending or, to the knowledge of the Company, threatened to revoke or suspend such listing or the listing of the Shares. The Company is in compliance in all material respects with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements.

2.6 SEC Reports; Financial Statements.

(a) The Company (including its predecessor, Celladon Corp.) has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since March 31, 2015, pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Closing and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, together with the documents filed by the Company with the SEC pursuant to the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (the “Securities Act”) prior to the Closing and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits), together referred to herein as the “SEC Documents”). As of their respective SEC filing dates, and only with respect to the SEC Documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the applicable portions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, including those filed pursuant to the Exchange Act and Securities Act, as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended), contained (or with respect to any SEC Documents filed with the SEC after the date hereof and before the Closing will contain) any untrue statement of a material fact or omitted (or with respect to any SEC Documents filed with the SEC after the date hereof and before the Closing will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. True and complete copies of the SEC Documents are available for access by the Investor via the SEC’s EDGAR system.

(b) The Company has furnished to the Investor a complete and accurate copy of (a) the audited balance sheet of the Company at December 31, 2015 (the “Balance Sheet Date”) and the related audited statement of operations for the fiscal year then ended (collectively, the “Financial Statements”). As of their respective dates, the Financial Statements and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements, or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and fairly present in all material respects (or in the case of SEC Documents filed after the date hereof and prior to the Closing will fairly present in all material respects) the financial position of the Company as of the dates thereof and the results of its operations, retained earnings (loss), changes in financial position and cash flows, as the case may be, for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(c) All material agreements that were required to be filed as exhibits to the SEC Documents under Item 601 of Regulation S-K (collectively, the “Material Agreements”) to which the Company is a party, or the property or assets of the Company is subject, have been filed (or in the case of SEC Documents filed after the date hereof and prior to the Closing will be filed) as exhibits to the SEC Documents. All Material Agreements are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and, to the knowledge of the Company, are valid and binding obligations of the other party thereto, enforceable against each other party thereto in accordance with its terms. The Company (A) is not, and has not received written notice that it is, in breach of, or default under any, of the Material Agreements and (B) has not received written notice of termination nor is the Company aware of any threats to terminate any of the Material Agreements. To the knowledge of the Company, (x) no counterparty to any Material Agreement is, or is alleged to be, in default under or in breach or violation of any Material Agreement and (y) no event has occurred that with the lapse of time or giving notice or both would constitute a default under, or result in a breach or violation of, any Material Agreement by the Company (with or without notice or lapse of time or both).

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.7 Material Adverse Change. Except as set forth in the Registration Statement and Schedule of Exceptions, since the Balance Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any purchase, redemption or any agreements made to purchase or redeem any shares of its capital stock, except issued pursuant to the Company’s existing stock option plans;

(l) any issuance of any equity securities to any officer, director or affiliate, except issued pursuant to the Company’s existing stock option or stock purchase plans or executive and director compensation arrangements disclosed in the SEC Documents;

(m) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Company Material Adverse Effect;

(n) any material change in its method of accounting or the manner in which it keeps its accounting books and records;

(o) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; or

(p) any arrangement or commitment by the Company to do any of the things described in this Section 2.8.

2.8 No Undisclosed Liabilities. Except as set forth in the Schedule of Exceptions, the Company does not have any liability or obligation (whether known or unknown and whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on the balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for (a) liabilities shown expressly, or included in amounts shown, on the Balance Sheet, (b) liabilities less than $250,000 on an individual basis, which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Company Material Adverse Effect.

2.9 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of the Company in connection with the offer, issuance, sale and delivery of the Shares or to execute, deliver or perform any of its obligations under this Agreement, in each case as contemplated by this Agreement, except (i) any filings required to be made after the Closing under applicable federal and state securities laws and (ii) any required filings or notifications regarding the issuance or listing of the Shares with Nasdaq. Based on the representations made by the Investor in Section 3 of this Agreement, the offer and sale of the Shares to the Investor will be in compliance with applicable federal and state securities laws.

2.10 Actions Pending. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company’s knowledge, any basis therefor or threat thereof, against the Company or any officer, director or Key Employee of the Company, which questions the validity of this Agreement or the right of the Company to enter into such agreement or to consummate the transactions contemplated hereby. There is no litigation pending, or, to the best of the Company’s knowledge, any basis therefor or threat thereof, against the Company or any of its employees by reason of the past employment relationships of any of the employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. The Company is not subject to any outstanding judgment, order or decree.

2.11 Foreign Corrupt Practices Act, OFAC and Anti-Money Laundering.

(a) None of the Company, its subsidiaries or, to the knowledge of the Company, any of the Company’s directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its subsidiary have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(b) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, or Person acting on behalf of the Company or any subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) The operation of each of the Company and its subsidiaries are and have been conducted at all times in compliance with the money laundering statues of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”), and no action suit or proceeding by or before any court of governmental agency, authority or body or any arbitrator involving the Company and/or any subsidiary with respect to the Money Laundering Laws is pending, or to the Company’s knowledge, threatened.

2.12 Compliance with Law. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Company’s knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to materially adversely affect the Company. To the best of the Company’s knowledge, no employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

2.13 Exemption from Registration; Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act, Regulation D promulgated pursuant to the Act (“Regulation D”) and/or any other applicable federal and state securities laws. The sale and issuance of the Shares pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any Security Interest upon the Shares or any of the assets of the Company, or (ii) except as set forth in Section 2.13 of the Schedule of Exceptions, entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of the Company. Neither the Company nor, to the Company’s knowledge, any Person acting on behalf of the Company has offered or sold any of the Shares by means of any form of general solicitation or general advertising.

2.14 Taxes.

(a) For purposes of this Agreement: (i) “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any other Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any liability for the payment of the foregoing as a result of being a member of an affiliated, combined, consolidated or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contractual obligation or otherwise; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information, including any schedule or attachment thereto, required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

(b) The amount shown on the Balance Sheet as provision for Taxes is sufficient in all material respects for the payment of all unpaid Taxes, whether or not disputed, for all periods ending on or before the date thereof. The Company has timely filed or obtained presently effective extensions with respect to all Tax Returns that are or were required to be filed by it, and such Tax Returns are complete and accurate in all material respects. All Taxes have been timely paid, whether or not shown on such Tax Returns. All Taxes that the Company is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity, and the Company has complied with all related recordkeeping requirements. The Tax Returns of the Company have not been audited by any Governmental Entity, the Company has not agreed to any waivers of statutes of limitations with respect to Taxes, and no controversy with respect to Taxes is pending or, to the best of the Company’s knowledge, threatened. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and, to the Company’s knowledge, there is no basis for any such claim to be made. Neither the Company nor any of its stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as an S corporation. The Company’s net operating losses, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code or comparable provisions of state, local, or foreign law, and consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment, contingent or otherwise, to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company’s ability to use such net operating losses in full to offset taxable income. The Company does not have any liabilities for Taxes of any other Person or entity by contract, as a transferee or successor, under U.S. Treasury Regulation section 1.1502-6 or analogous state, county, local or foreign provision or otherwise.

(c) The Company is not now and has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations thereunder.

2.15 Investment Company. The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

2.16 Brokers. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement, and neither the Company nor any of its subsisidiaries has taken no action that would give rise to any claim by any Person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

2.17 Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in the Balance Sheet or in the Schedule of Exceptions.

2.18 Intellectual Property.

(a) To the best of the Company’s Knowledge, the Company is the owner, licensee or has the right to use all Company Intellectual Property (as defined below) necessary to research, develop, use, manufacture, market and sell its Product Candidates. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the best of the Company’s Knowledge, (i) the patents and patent applications that constitute Company Intellectual Property have been prepared, filed and prosecuted in accordance with all applicable laws and regulations and (ii) any issued patents that constitute Company Intellectual Property are valid or enforceable. To the best of the Company’s Knowledge, no other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in the Schedule of Exceptions), and no other Person is infringing, violating or misappropriating any of the Company Intellectual Property. To the Company’s Knowledge, there are no pending or threatened legal or governmental proceedings relating to any Company Intellectual Property, other than ex parte examination proceedings before the US Patent and Trademark Office or ex parte examination proceedings or oppositions before corresponding foreign patent offices.

(b) To the Company’s Knowledge, as of the date of this Agreement, none of the Product Candidates, or the research, development, manufacture, marketing, sale, offer to sell, importation, provision or use thereof, infringes or would infringe, or violates or would violate, or constitutes or would constitute a misappropriation of, any Intellectual Property rights of any Person. The Schedule of Exceptions lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Investor complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat.

(c) All of the copyrightable materials incorporated in, underlying or used with the Company Intellectual Property have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

(d) For purposes of this Agreement (except for the knowledge definition below, which shall be applicable solely to this Section 2.18), the following terms shall have the following meanings:

(i) “Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Product Candidates, including, without limitation, the patent and trademark rights identified in the Schedule of Exceptions.

(ii) “Intellectual Property” shall mean all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) computer software, data and documentation; (E) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, formulae, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (F) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (G) copies and tangible embodiments thereof.

(iii) “Key Employees” shall mean the following officers: Chief Executive Officer, Chief Financial Officer and Chief Business Officer of the Company.

(iv) “Knowledge,” including the phrase “to the Company’s Knowledge,” shall mean the actual knowledge after reasonable investigation of the Key Employees.

(v) “Product Candidates” shall mean the product candidates identified and described in that certain Registration Statement.

(vi) “Registration Statement” shall mean that certain Registration Statement on Form S-4 filed December 14, 2015, as amended.

2.19 Insurance. The Company maintains valid policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

2.20 Employees.

(a) All current and former employees of the Company have executed and delivered confidential information and inventions assignments agreements, and all of such agreements are in full force and effect. All current and former consultants of the Company that have performed development work or provided technical services to the Company or have otherwise had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements, and all of such agreements are in full force and effect.

(b) The Company is not aware that any employee of the Company has plans to terminate his or her employment relationship with the Company. The Company has complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other Taxes. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company’s knowledge, threatened. The Schedule of Exceptions sets forth a list of all agreements between any officer of the Company and a previous employer of such person that contains non-competition or non-solicitation covenants. The Company has furnished to the Investor copies of such agreements. To the Company’s knowledge, no employee of the Company is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee’s duties as an employee, director or officer of the Company, or (ii) the Company’s business as conducted or proposed to be conducted.

2.21 ERISA. Except as set forth in Section 2.21 of the Schedule of Exceptions, the Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable laws.

2.22 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the best of the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, “Environmental Law” shall mean any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other Persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), provided that the term “release” shall not include the definitional exclusions of CERCLA and the term “environment” shall not include the United States jurisdictional limitations of CERCLA and shall include the indoor environment.

(b) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern (as defined below) into the environment. For purposes of this Agreement, “Materials of Environmental Concern” shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

SECTION 3

Representations and Warranties of the Investor

The Investor hereby represents and warrants the following as of the date hereof and as of the Closing:

3.1 Experience. The Investor has carefully reviewed the representations concerning the Company and the Shares contained in this Agreement and has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Investor is able financially to bear the risks thereof.

3.2 Investment. The Investor is acquiring the Shares for investment for the Investor’s own account and not with a present view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares are being issued in a transaction that has not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Except in accordance with the provisions of Section 7 or pursuant to and in accordance with the Securities Act, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third Person with respect to any of the Shares.

3.3 Rule 144. The Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act, or any successor rule (“Rule 144”) which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. In connection therewith, the Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in Section 3.2 and this Section 3.3 and will transfer the Shares on the books of the Company only to the extent not inconsistent therewith.

3.4 Access to Information. Subject to the accuracy of the Company’s representations and warranties in Section 2, the Investor has received or has had access to information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management. The Investor has had a full opportunity to ask questions of and receive answers from the Company, or any Person or Persons acting on behalf of the Company, concerning the terms and conditions of an investment in the Shares. In connection with the purchase of the Shares hereunder, the Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the statements, representations and warranties contained in this Agreement.

3.5 Authorization. The Investor has full power and authority to enter into and to perform this Agreement in accordance with its terms. The Investor represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with their respective terms.

3.6 Investor Status. The Investor acknowledges that it is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act (an “Institutional Accredited Investor”).

3.7 Bad Actors Matters. Neither the Investor nor, to the Investor’s knowledge, any of its officers, directors or other affiliates covered under Rule 506(d)(1) promulgated under the Securities Act meet any of the disqualifying criteria described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act.

3.8 No Inducement. The Investor was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

3.9 Legends. The Investor understands the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

SECTION 4

Conditions to Investor’s Obligations at Closing

The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor (except to the extent not permitted by law):

4.1 No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by the Investor.

4.2 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date, except to the extent expressly made as of a specified date, which shall be true and correct as of such date.

4.3 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.4 Compliance Certificate. A duly authorized officer of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 have been fulfilled and certifying and attaching the Company’s Certificate of Incorporation, Bylaws and authorizing Board of Directors resolutions with respect to this Agreement and the transactions contemplated hereby.

4.5 Securities Laws. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.6 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

4.7 Effective Date. The License Agreement remains in full force and effect.

SECTION 5

Conditions to the Company’s Obligations at Closing

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Securities Law Compliance. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.3 Authorization. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

5.4 Effective Date. The License Agreement remains in full force and effect.

SECTION 6

Covenants

6.1 Reporting Status. The Common Stock is registered under Section 12 of the Exchange Act. During the Registration Period (as defined in Section 7.3(a)), the Company will timely file with the SEC all quarterly and annual reports and other information, documents and reports that are required to be filed with the SEC pursuant to Section 13 of the Exchange Act, and the Company agrees that it will not voluntarily terminate, or voluntarily act or fail to act in a manner that would permit another Person to terminate, the Company’s status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

6.2 Expenses. Except as otherwise contemplated by this Agreement, the Company and the Investor are liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including attorneys’ and consultants’ fees and expenses.

6.3 Financial Information. The financial statements of the Company to be included in any documents filed with the SEC will be prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements, or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and will fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations, retained earnings (loss), changes in financial position and cash flows, as the case may be, for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

6.4 Securities Laws Disclosure. On or before the fourth (4th) Business Day following the Effective Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and the License Agreement. The Company shall provide the Investor an opportunity to review and comment on the disclosure to be included in such Current Report on Form 8-K; provided, however, that the Investor’s consent shall not be required to file such Current Report on Form 8-K (including the exhibits filed therewith).

6.5 Sales by the Investor. In the event of a decision by the Investor to sell any Shares held by it, the Investor will sell such Shares in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. The Investor will not make any sale, transfer or other disposition of the Shares in violation of federal or state securities laws.

6.6 Form D; Blue Sky Filings. The Company agrees to file a Form D with respect to the Shares as required under Regulation D of the Securities Act. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption from, or to qualify the Shares for, sale to the Investor at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon the written request of the Investor.

6.7 Further Actions. Each of the Company and the Investor agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as are reasonably necessary to carry out the purposes and intent of this Agreement.

SECTION 7

Registration Rights

7.1 Registration Demand Rights.

(a) The Company currently is, and during the Registration Period (as defined below) shall use its best efforts to remain, qualified under the Securities Act for registration of its shares of Common Stock on Form S-3 or any comparable or successor form or forms (the “S-3 Registration Statement”). At any time after the Company has qualified for the use of Form S-3, the Investor shall have the right during the Registration Period to request registration on Form S-3 of any Shares held by it (such requests shall be in writing and shall state the number of Shares to be disposed of).

(b) The Company shall not be obligated to effect any registration under Section 7.1(a) if (and only if):

(i) the Investor proposes to sell Shares on Form S-3 at an aggregate price to the public of less than $1,000,000; or

(ii) in the good faith judgment of the Board of Directors of the Company (the “Board”), the Board concludes that it is essential to defer the filing of such registration statement at such time because such registration would (1) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act.

If the Company refuses to effect the registration pursuant to Section 7.1(b)(ii), the Company shall furnish to the Investor a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement. The Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Investor, provided that the Company shall not defer its obligation in this manner more than twice in any twelve (12) month period.

(c) The Company shall as soon as practicable following its receipt of a request from the Investor under Section 7.1(a) file and use its commercially reasonable efforts to effect such registration (including filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution by the Investor of all or such portion of such Shares as are specified in such request.

7.2 The Company shall bear all expenses incurred by the Company in complying with Section 7.1 including all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of the Company’s counsel, blue sky fees and expenses and the expense of any special audit incident to or required by any such registration. The Investor shall bear all selling commissions and fees and expenses of legal counsel relating to the sale of Shares registered by or on behalf of the Investor.

7.3 In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Investor as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(a) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of the S-3 Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Company determines to obtain, continuously effective with respect to the Investor, and to keep the S-3 Registration Statement free of any material misstatements or omissions, until the earlier of the following: (i) the second anniversary of the effective date of the S-3 Registration Statement and (ii) the date all Shares held by the Investor may be sold without restriction under Rule 144, including any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144. The period of time during which the Company is required hereunder to keep a S-3 Registration Statement effective is referred to herein as the “Registration Period”.

(b) advise the Investor within three (3) Business Days:

(i) when a S-3 Registration Statement or any amendment thereto has been filed with the SEC and when the S-3 Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to the S-3 Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the S-3 Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the occurrence of any event that requires the making of any changes in the S-3 Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading;

(c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the S-3 Registration Statement as soon as reasonably practicable;

(d) if the Investor so requests in writing, promptly furnish to the Investor, without charge, at least one copy of the S-3 Registration Statement and each post-effective amendment thereto, including financial statements and schedules;

(e) during the Registration Period, promptly deliver to the Investor, without charge, as many copies of each prospectus included in the S-3 Registration Statement and any amendment or supplement thereto as the Investor may reasonably request in writing; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Investor in connection with the offering and sale of the Shares covered by a prospectus or any amendment or supplement thereto;

(f) during the Registration Period, if the Investor so requests in writing, deliver to the Investor, without charge, one copy of the following documents, other than those documents available via the SEC’s EDGAR system: (i) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with GAAP by a firm of certified public accountants of recognized standing), (ii) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (iii) its definitive proxy statement with respect to its annual meeting of stockholders, (iv) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (v) a copy of the S-3 Registration Statement (the foregoing, in each case, excluding exhibits);

(g) prior to any public offering of Shares pursuant to the S-3 Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as the Investor reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Shares covered by the S-3 Registration Statement;

(h) upon the occurrence of any event contemplated by Section 7.3(b)(v), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the S-3 Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such S-3 Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(i) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC that could affect the sale of the Shares;

(j) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed;

(k) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby and to enable the Investor to sell Shares under Rule 144;

(l) permit counsel for the Investor to review any S-3 Registration Statement and all amendments and supplements thereto, within five (5) Business Days prior to the filing thereof with the SEC; provided that, in the case of Section 7.3(m), the Company shall not be required (i) to delay the filing of the S-3 Registration Statement or any amendment or supplement thereto as a result of any ongoing diligence inquiry by or on behalf of the Investor or to incorporate any comments to any S-3 Registration Statement or any amendment or supplement thereto by or on behalf of the Investor if such inquiry or comments would require a delay in the filing of such S-3 Registration Statement, amendment or supplement, as the case may be, or (ii) to provide, and shall not provide, the Investor or its representatives with material, non-public information unless the Investor agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company; and

(m) if requested by the Investor, cooperate with the Investor to facilitate the timely preparation and delivery of certificates representing Shares to be delivered to a transferee pursuant to the S-3 Registration Statement, which certificates shall be free, to the extent permitted by this Agreement and under law, of all restrictive legends, and to enable such Shares to be in such denominations and registered in such names as the Investor may reasonably request.

7.4 To the extent the resale of the Shares is registered under the Securities Act pursuant to an effective Registration Statement, the Company agrees to promptly (a) authorize the removal of the legend set forth in Section 3.9 and any other legend not required by applicable law from such Shares and (b) cause its transfer agent to issue such Shares without such legends to the holders thereof by electronic delivery at the applicable balance account at the American Stock Transfer &

Trust Company, LLC (“AST”) upon surrender of any stock certificates evidencing such Shares. With respect to any Shares for which restrictive legends are removed pursuant to Section 7.5, the Investor agrees to only sell such Shares when and as permitted by the effective Registration Statement covering such resale and in accordance with applicable securities laws and regulations. Any fees (with respect to the Company’s transfer agent, counsel or otherwise) associated with the removal of such legend(s) shall be borne by the Company.

7.5 The Investor may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Shares (i) following any sale of the Shares pursuant to Rule 144, or (ii) if such Shares are eligible for sale under Rule 144 following the expiration of the six-month holding requirement under subparagraphs (b)(1)(i) and (d) thereof. Following the time a legend is no longer required for the Shares under this Section 7.5, the Company will, no later than five (5) Business Days following the delivery by the Investor to the Company or the Company’s transfer agent of a legended certificate representing such securities (such date being the “Legend Removal Date”), (A) deliver or cause to be delivered to the Investor a certificate representing such securities that is free from all restrictive and other legends or (B) at the request of the Investor, cause its transfer agent to issue such Shares without such legends to the Investor by electronic delivery at the applicable balance account at the AST. The failure to timely deliver certificates without restrictive legends by the Legend Removal Date shall not be a breach of the foregoing covenant if such delay is solely due to the action or inaction of the Company’s transfer agent and if the Company has taken reasonable steps necessary to facilitate the removal of such legends. Certificates for the Shares subject to legend removal hereunder may be transmitted by the Company’s transfer agent to the Investor by crediting the account of the Investor’ prime broker with AST as directed by the Investor.

7.6 The Investor shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 7.1 as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

7.7 Suspension of Disposition; Certain Covenants.

(a) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Shares so that, as thereafter delivered to the Investor, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Investor will forthwith discontinue disposition of Shares pursuant to the Registration Statement and prospectus contemplated by Section 7.1 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, the Investor shall deliver to the Company all copies, other than permanent file copies then in the Investor’ possession, of the prospectus covering such Shares current at the time of receipt of such notice.

(b) The Investor shall suspend, upon request of the Company, any disposition of Shares pursuant to the Registration Statement and prospectus contemplated by Section 7.1 during no more than two (2) periods of no more than ninety (90) calendar days each during any twelve (12) month period to the extent that the Board determines in good faith that the sale of Shares under any the Registration Statement would be reasonably likely to cause a violation of the Securities Act or Exchange Act.

(c) As a condition to the inclusion of its Shares in the Registration Statement, the Investor shall furnish to the Company such information regarding the Investor and the distribution proposed by the Investor as the Company may reasonably request in writing, including completing a Registration Statement Questionnaire in the form provided by the Company or in a mutually agreeable form, or as shall be required in connection with any registration referred to in this Section 7.

(d) The Investor hereby covenants with the Company (i) not to make any sale of the Shares under the Registration Statement without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied, and (ii) if such Shares are to be sold by any method or in any transaction other than on a national securities exchange or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least three (3) Business Days prior to the date on which the Investor first offers to sell any such Shares.

(e) The Investor agrees not to take any action with respect to any distribution deemed to be made pursuant to the Registration Statement that would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(f) At the end of the Registration Period the Investor shall discontinue sales of Shares pursuant to the Registration Statement upon receipt of notice from the Company of its intention to remove from registration the Shares covered by the Registration Statement that remain unsold, and the Investor shall notify the Company of the number of Shares registered that remain unsold immediately upon receipt of such notice from the Company.

7.8 With a view to making available to the Investor the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Shares to the public without registration, so long as the Investor still own Shares, the Company shall use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act.

7.9 The rights of the Investor under any provision of this Section 7 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended only by an instrument in writing signed by the Investor.

SECTION 8

Indemnification

8.1 To the extent permitted by law, the Company shall indemnify the Investor and each Person who controls the Investor within the meaning of Section 15 of the Securities Act, with respect to any registration that has been effected pursuant to this Agreement, and hold them harmless against all claims, losses, liabilities, costs, damages, deficiencies, assessments, fines, judgments, fees, costs or expenses (including reasonable legal fees and expenses and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) (collectively, “Losses”), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 8.4), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the S-3 Registration Statement, prospectus, any amendment or supplement thereof, or other document prepared by the Company and incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Investor and each Person controlling the Investor, for reasonable legal and other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such Loss or action as incurred; provided, however, that the Company will not be liable: (a) in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor for use in preparation of the S-3 Registration Statement, prospectus, amendment or supplement; or (b) in any such case to the extent that the Loss arises out of or is related to the failure of the Investor to comply with the covenants and agreements contained in this Agreement respecting the offer and sales of Shares, and provided further that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the S-3 Registration Statement becomes effective or in an amended prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act that meets the requirements of Section 10(a) of the Securities Act (each, a “Final Prospectus”), such indemnity shall not inure to the benefit of the Investor, if a copy of a Final Prospectus was furnished by the Company to the Investor at or prior to the time the Investor is required under the Securities Act to furnish a prospectus to the Person asserting the Loss and such Final Prospectus was not furnished by the Investor to such Person and the Final Prospectus would have cured the defect giving rise to such Loss.

8.2 The Investor will indemnify the Company, each of its directors and officers, and each Person who controls the Company within the meaning of Section 15 of the Securities Act, and hold them harmless against all Losses, including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 8.3), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the S-3 Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, and each

Person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any Loss or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor for use in preparation of the S-3 Registration Statement, prospectus, amendment or supplement. Notwithstanding the foregoing, the Investor’s aggregate liability pursuant to this Section 8.2 and Section 8.3 shall be limited to the net amount actually received by the Investor from the sale of the Shares.

8.3 In addition to the respective rights and obligations of the parties under Sections 8.1 and 8.2, each party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other party, such other party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all affiliates of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all Losses suffered or incurred by any such Indemnified Party to the extent arising from or related to Third Party claims for: (i) breach of any representation or warranty of such Indemnifying Party in this Agreement; and (ii) breach of any covenant or undertaking of any Indemnifying Party in this Agreement. If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 8, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement. The Indemnified Party will give such written notice to the Indemnifying Party promptly after it becomes aware of the existence of any such event or occurrence. Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement materially prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability. In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it (and reasonably acceptable to the Indemnified Party) and, after written notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party; or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made in good faith after consultation with counsel). The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested and at the cost and expense of the Indemnifying Party, in the defense of any such asserted claim. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially and adversely affect the business, operations, assets or reputation of the Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party. If an Indemnifying Party makes a payment with respect to any Losses and the Indemnified Party subsequently receives from a third party or under the terms of any third party insurance policy (excluding fronting policies) a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

8.4 If the indemnification provided for in Sections 8.1 through 8.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Loss referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such Loss as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

SECTION 9

Miscellaneous

9.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of Delaware (without reference to the conflicts of law provisions thereof). Each of the Company and the Investor agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the District of Delaware or any Delaware State court sitting in New Castle County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.4 of this Agreement. Each party agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the courts referred to in the first sentence of this Section 9.1 shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth in this Section 9.1.

9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the Closing.

9.3 Successors, Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other; except that (a) either party may assign this Agreement to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise and (b) the Investor may assign this Agreement to any direct or indirect wholly owned subsidiary or subsidiaries of the Investor in conjunction with the assignment of the Shares to such subsidiary.

9.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Investor, at the following address:

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154-0037

Attention: General Counsel

Facsimile: (212) 546-9562

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Pharmaceuticals Group

Route 206 & Province Line Road

Princeton, New Jersey 08543

Attention: Vice President and Associate General Counsel

                 Transactional Practice Group

Email: joseph.campisi@bms.com

Facsimile: (609) 252-7680

if to the Company, at the following address:

Eiger Biopharmaceuticals, Inc.

350 Cambridge Avenue, Suite 350

Palo Alto, CA 94306

Attention: Chief Executive Officer

Email: dcory@eigerbio.com

Facsimile: (650) 618-1621

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: Glen Sato

Email: gsato@cooley.com

Facsimile: (650) 849-7400

or at such other address as one party shall have furnished to the other party in writing. If notice is provided by facsimile, it shall be deemed to be given one (1) business day after transmission (with receipt of appropriate confirmation). If notice is provided by U.S. mail, notice shall be deemed to be given four (4) days after proper deposit in a U.S. mailbox, postage prepaid, and properly addressed. If notice is provided by a messenger service that guarantees “next business day” delivery, it shall be deemed effective one (1) business day after deposit with such messenger service.

9.5 Expenses. Except as otherwise contemplated by this Agreement, each of the Company and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

9.6 Confidentiality. The Schedule of Exceptions hereto is Confidential Information of the Company pursuant to that certain Confidential Disclose Agreement between the Parties, dated May 13, 2015.

9.7 Finder’s Fees. Each of the Company and the Investor shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of its respective partners, employees, or representatives, as the case may be, is responsible.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.

9.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

9.10 Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof. This Agreement may be amended, or any terms hereof modified or waived, only by a written instrument duly executed by authorized representatives of both parties hereto. Any amendment or waiver by a party effected in accordance with this Section 9.10 shall be binding upon such party, including with respect to any Shares purchased under this Agreement at the time outstanding and held by such party and each future holder of all such Shares. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

9.11 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

9.12 Headings. The captions to the several Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections and subsections hereof.

9.13 Certain Conventions. Any reference in this Agreement to a Section, subsection, paragraph or clause shall be deemed to be a reference to a Section, subsection, paragraph or clause, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) references to “day” mean calendar days, (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (f) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”, unless the context is clear that only one of the options described may apply.

9.14 Termination. This Agreement shall terminate automatically if the License Agreement is terminated pursuant to its terms prior to the consummation of the Closing.

[Remainder of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

COMPANY:

EIGER BIOPHARMACEUTICALS, INC.

/s/ David Cory
David Cory President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

INVESTOR:

BRISTOL–MYERS SQUIBB COMPANY

By:	/s/ Graham Brazier
Name:	Graham Brazier
Title:	Vice President, Business Development

EIGER BIOPHARMACEUTICALS, INC.

SCHEDULE OF EXCEPTIONS

In connection with the Common Stock Purchase Agreement, dated as of April 20, 2016 (the “Agreement”), by and between Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”) and Bristol-Myers Squibb Company, a Delaware corporation, the Company hereby delivers this Schedule of Exceptions (the “Schedule”) to the Company’s representations and warranties given in Section 2 of the Agreement as of the Closing Date, which disclosure shall be deemed to be representations and warranties by the Company as if made in Section 2 of the Agreement. The section numbers in this Schedule correspond to the numbered and lettered sections and subsections contained in the Agreement, and the disclosures in any section or subsection of this Schedule shall qualify other sections and subsections of the Agreement and this Schedule only to the extent that it is readily apparent from a reading of the disclosure that such disclosures is applicable to such other sections and subsections. Descriptions of and references to any document do not purport to be complete and are qualified in their entirety by reference to the applicable document itself.

Nothing in this Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, and (3) shall not constitute, or be deemed to be, an admission to any third party concerning such item or an admission of default or breach under any agreement or document. Matters reflected in this Schedule are not necessarily limited to matters required by the Agreement to be reflected herein; such additional matters are included for informational purposes. Capitalized terms used herein, unless specifically defined herein, shall have the meanings assigned them in the Agreement.

Section 2.2 – Subsidiaries

EBPI Merger, Inc.

EB Pharma LLC

Eiger BioPharmaceuticals Europe Limited

Section 2.5 – Capitalization

(c)(i)

As of March 22, 2016 there are options for 287,988 shares of Common Stock issued and outstanding and warrants outstanding for the purchase of 10,180 shares of Common Stock.

(c)(ii)

On March 22 and 28, 2016, the board of directors granted options for a total of 759,028 shares of Common Stock to employees and directors of the Company, subject to stockholder approval of an amendment and restatement to the Celladon Corporation 2013 Equity Incentive Plan (the “Celladon EIP”) to, among other things, increase the number of shares available for issuance under the Celladon EIP.

Section 2.6 – SEC Reports; Financial Statements

(b)

The Company has furnished the Financial Statements for fiscal year ended December 31, 2015 for Celladon Corporation (“Celladon”).

(c)

Material Agreements under which notice or threats of termination have occurred:

Non-Exclusive License Agreement by and between Celladon Corporation and AskBio, LLC (“AskBio”), dated January 15, 2008. A payment of a $100,000 licensing fee is currently due and payable by the Company to AskBio under this agreement and the Company expects the agreement will be terminated by the Company by the third quarter of 2016 (the “AskBio Agreement”).

Amended and Restated License Agreement by and between Celladon Corporation and AmpliPhi Biosciences Corporation (“AmpliPhi”), dated June 27, 2012. A notice of termination, effective April 12, 2016, was mailed by the Company to AmpliPhi (the “AmpliPhi License”).

Sublicense Agreement by and between Celladon Corporation and AmpliPhi Biosciences Corporation, dated June 27, 2012. A notice of termination, effective April 12, 2016, was mailed by the Company to AmpliPhi (the “AmpliPhi Sublicense”).

Section 2.7 – Material Adverse Change

(a)

On March 22, 2016, the Company completed a business combination with Celladon in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among the Company, Celladon Merger Sub, Inc. (“Merger Sub”) and Celladon, pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Celladon, and Celladon changing its name to Eiger Biopharmaceuticals, Inc. (the “Merger”).

In conjunction with the Merger, on March 22, 2016, the Company completed a sale of 26,329,817 shares of Common Stock of the Company at a price of $1.5002 per share pursuant a Subscription Agreement by and among the Company and each purchaser listed on Annex A thereto.

(f)

Each of the directors and executive officers of the Company entered into an Indemnity Agreement dated March 22, 2016.

(g)

In connection with the Merger, all the directors and officers of Celladon prior to the Merger resigned effective as of the closing of the Merger.

Section 2.8 – No Undisclosed Liabilities

A licensing fee in the amount of $100,000 current due and payable under the AskBio Agreement.

Section 2.10 – Actions Pending

In July 2015, following Celladon’s announcements of the negative CUPID 2 data and the suspension of further research and development activities and the subsequent declines of the price of Celladon’s common stock, three putative securities class action complaints (captioned Fialkov v. Celladon Corporation, Case No. 15-cv-1458-AJB-DHB, Lorusso v. Celladon Corporation, Case No. 15-cv-1501-L-JLB and Jacobs v. Celladon Corporation, Case No. 15-cv-1529-AJB-MDD) were filed in the U.S. District Court for the Southern District of California against Celladon and certain of Celladon’s then current and former officers. The complaints generally allege that the defendants violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934, as amended, by making materially false and misleading statements regarding the clinical trial program for MYDICAR, thereby artificially inflating the price of Celladon’s common stock. The complaints seek unspecified monetary damages and other relief, including attorneys’ fees. On September 1, 2015, six stockholders (or groups of stockholders) filed motions to consolidate the three putative securities class actions and to appoint lead plaintiffs (the “Motions to Consolidate”). A hearing on the Motions to Consolidate was held on December 3, 2015. On December 9, 2015, the court issued an order consolidating the three putative securities class actions, appointing Wahid Tadros to serve as lead plaintiff (“Lead Plaintiff”), and appointing Robbins Geller Rudman & Dowd LLP and Labaton Sucharow LLP to serve as co-lead counsel. On February 29, 2016, Lead Plaintiff filed a consolidated amended complaint. It is possible that additional suits will be filed, or allegations made by stockholders, with respect to these same or other matters and also naming Celladon and or Celladon’s officers and directors as defendants. The Company believes that it has meritorious defenses and intends to defend these lawsuits vigorously. Due to the early stage of these proceedings, the Company is not able to predict or reasonably estimate the ultimate outcome or possible losses relating to these claims.

Section 2.18 – Intellectual Property

(a)

Other Persons with rights to Company Intellectual Property:

Asset Purchase Agreement, effective as of December 8, 2010, by and between Eiger BioPharmaceuticals, Inc. and Eiger Group International, Inc.

License Agreement, dated September 3, 2010, by and between Eiger BioPharmaceuticals, Inc. and Merck Corporation.

License Agreement, effective as of December 19, 2014, by and between EB Pharma, LLC and Janssen Parmaceutica NV.

Asset Purchase Agreement, by and among Eiger BioPharmaceuticals, Inc., Tracey McLaughlin and Colleen Craig, dated as of September 25, 2015.

License Agreement, dated as of May 1, 2015, by and between Eiccose, LLC and Nippon Kayaku Co., Ltd.

Exclusive Agreement, dated May 1, 2015, by and between Eiccose, LLC and the Board of Trustees of the Leland Stanford Junior University (rights in-licensed from Stanford contain an express reservation of customary rights for the US Government with respect to the Company’s IP rights).

Exclusive Agreement, dated October 27, 2015, by and between Eiccose, LLC and the Board of Trustees of the Leland Stanford Junior University (rights in-licensed from Stanford contain an express reservation of customary rights for the US Government with respect to the Company’s IP rights).

Asset Purchase Agreement, by and among Eiger BioPharmaceuticals, Inc. and Eiccose, LLC, dated as of October 29, 2015.

AskBio Agreement.

License Agreement by and between Celladon Corporation and AdVec Inc., dated February 24, 2009.

AmpliPhi License.

AmpliPhi Sublicense.

Assignment and License Agreement by and between Celladon Corporation and Enterprise Management Partners, LLC dated July 18, 2014.